Exhibit 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture and Guarantee, dated as of October 20, 2011 (this "Supplemental Indenture" or "Guarantee"), among Carson Energy Services Ltd. ("CESL") and Supreme Oilfield Construction Ltd. (together with CESL, the "New Guarantors"), Flint Energy Services Ltd. (together with its successors and assigns, the "Issuer") and Computershare Trust Company of Canada, as trustee, transfer agent, paying agent and registrar under such Indenture (the "Trustee").

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of June 8, 2011 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of an unlimited aggregate principal amount of 7.50% Senior Notes due 2019 of the Issuer (the "Notes");

WHEREAS, Section 4.17 and Article 10 of the Indenture provides that (a) to ensure compliance with Section 4.9(c) of the Indenture, or (b) if any Restricted Subsidiary (other than a Minor Restricted Subsidiary or a Foreign Restricted Subsidiary) that is not a Guarantor guarantees any Indebtedness of the Issuer or any Guarantor, in each case, under a Credit Facility or under debt securities issued in the capital markets, the Issuer will cause the applicable Restricted Subsidiary to execute and deliver a Guarantee pursuant to which such Restricted Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, and Premium, if any, and interest on the Notes and all other Obligations of the Issuer under the Indenture on the same terms and conditions as those set forth in the Indenture;

WHEREAS, pursuant to Section 9.1(d) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and rateable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms

As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined.  The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound

Each New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  Each New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2 Guarantee

Each New Guarantor hereby fully, unconditionally and irrevocably guarantees, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations of the Issuer pursuant to the Notes and the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices

All notices and other communications to the New Guarantors shall be given as provided in the Indenture to the New Guarantors, at its address set forth below:

Carson Energy Services Ltd.

c/o Flint Energy Services Ltd.

700, 300 – 5th Avenue S.W.

Calgary, Alberta  T2P 3C4

Fax:  (403) 215-5445

Attention:  Chief Financial Officer

Supreme Oilfield Construction Ltd.

c/o Flint Energy Services Ltd.

700, 300 – 5th Avenue S.W.

Calgary, Alberta  T2P 3C4

Fax:  (403) 215-5445

Attention:  Chief Financial Officer

In each case with a copy to (which shall not constitute notice):

Flint Energy Services Ltd.

700, 300 – 5th Avenue S.W.

Calgary, Alberta  T2P 3C4

Fax:  (403) 215-5445

Attention:  Chief Financial Officer

SECTION 3.2 Parties

Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

SECTION 3.4 Severability Clause

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indenture; Part of Indenture; No Liability of Trustee

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee does not make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or each New Guarantor’s Guarantee.

SECTION 3.6 Counterparts

The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings

The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FLINT ENERGY SERVICES LTD.

By:	/s/
Name:
Title:

By:	/s/
Name:
Title:

CARSON ENERGY SERVICES LTD. as Guarantor

By:	/s/
Name:
Title:

SUPREME OILFIELD CONSTRUCTION LTD. as Guarantor

By:	/s/
Name:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Guarantor

By:	/s/
Name:

By:	/s/
Name:
Title: